Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Destination XL Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-118966 and 333-90742) on Form S-3 and (Nos. 333-136890, 333-163245, 333-164618, 333-170708, 333-170764, 333-194627 and 333-213311) on Form S-8 of Destination XL Group, Inc. of our reports dated March 20, 2017, with respect to the consolidated balance sheets of Destination XL Group, Inc. and subsidiaries as of January 28, 2017 and January 30, 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended January 28, 2017, and the effectiveness of internal control over financial reporting as of January 28, 2017, which reports appear in the January 28, 2017 annual report on Form 10-K of Destination XL Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 20, 2017